Exhibit 5.1

Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017

November 5, 2025

Foxx Development Holdings Inc.

15375 Barranca Parkway C106,

Irvine, CA 92618

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have been engaged as U.S. securities counsel by Foxx Development Holdings Inc., a Delaware company (the “Company”), to issue the below opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 1,454,019 shares of the Company’s common stock, par value $0.0001 per share, pursuant to the terms of and in the manner set forth in the Company’s 2024 Equity Incentive Plan (the “Plan”) and subject to any applicable adjustments as may be required or permissible in accordance with the terms of the Plan.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Act and when the Shares are issued by the Company in accordance with the terms and in the manner set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. securities counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Robinson & Cole LLP
ROBINSON & COLE LLP